EXHIBIT 10.10

THE PHOENIX COMPANIES, INC.
NONQUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN B

As amended and restated effective January 1, 2009

ARTICLE I.  PURPOSE AND EFFECTIVE DATE

1.1

Purpose  The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan B is intended to provide retirement benefits for certain employees which are not provided under the Phoenix Companies, Inc. Employee Pension Plan by reason of (a) the exclusion of Incentive Compensation under an Incentive Compensation plan designated in Section 2.10 hereof from the definition of Earnings; (b) the limitation on Earnings that may be taken into account under the Phoenix Companies, Inc. Employee Pension Plan as set forth in Code section 401(a)(17); or (c) the exclusion of amounts deferred under any other deferred compensation program of the Employer from the definition of Earnings.  The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan B is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (see Article IX).

1.2

Effective Date  The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan B was first effective August 1, 2004, was amended effective as of April 28, 2005, and was amended and restated effective as of July 1, 2007 and January 1, 2008.  This amendment and restatement shall be effective as of January 1, 2009.

ARTICLE II.

DEFINITIONS

Unless the context otherwise indicates, words and phrases capitalized and not otherwise defined herein are terms defined in the Pension Plan and have the same meaning ascribed to them under the Pension Plan.

2.1

"Accrued Benefit" means, as of the relevant date, the benefit accrued by a Participant in accordance with the terms of this Supplemental Plan B as defined in the Pension Plan.  The Accrued Benefit of any Participant who is an employee of Virtus Investment Partners, Inc. or its subsidiaries (except Goodwin Capital Advisers, Ltd.) shall be frozen and cease to accrue, to the extent it is not already frozen and ceased to accrue, at the end of business on the earlier of December 31, 2008 and the Spin-Off date, consistent with the Thirteenth Amendment to the Pension Plan.

2.2

"Beneficiary" means the Beneficiary designated under the Pension Plan, except that the Participant may designate a Beneficiary hereunder by delivering to the Plan Administrator a written designation of Beneficiary specifically made with respect to this Plan on a form approved by the Plan Administrator.

2.3

"Benefit Plans Committee" means the committee, which shall be composed of the Chief Executive Officer, the Chief Financial Officer and the Chief Investment Officer, or any other person(s) designated by the Chief Executive Officer, to administer and manage the Plan.

2.4

"Code" means the Internal Revenue Code of 1986, as amended.

2.5

"Earnings" means earnings as defined in the Pension Plan.  The Earnings of any Participant who is an employee of Virtus Investment Partners, Inc. or its subsidiaries (except Goodwin Capital Advisers, Ltd.) shall be frozen, to the extent it is not already frozen, for all purposes at the end of business on the earlier of December 31, 2008 and the Spin-Off Date, consistent with the Thirteenth Amendment   to the Pension Plan.

2.6

"Employer" means Phoenix Life Insurance Company and any affiliated employer that adopts the Supplemental Plan B with the consent of the Benefit Plans Committee.

2.7

"Excess Benefit Plan" means The Phoenix Companies, Inc. Excess Benefit Plan, a plan maintained by the Employer for the purpose of providing benefits for certain Employees in excess of the limitations imposed by Code section 415.

2.8

"Final Average Earnings" means the average earnings as defined in the Pension Plan.  The Final Average Earnings of any Participant who is an employee of Virtus Investment Partners, Inc. or its subsidiaries (except Goodwin Capital Advisers, Ltd.) shall be frozen, to the extent it is not already frozen, for all purposes at the end of business on the earlier of December 31, 2008 and the Spin-Off Date, consistent with the Thirteenth Amendment to the Pension Plan.

2.9

"Grandfathered Participant" means a Participant designated as a "Grandfathered Participant" under the Pension Plan.

2.10

"Incentive Compensation" means compensation payable under the Performance Incentive Plan, the Mutual Incentive Plan, the Annual Incentive Plan, the Investment Incentive Plan, and/or any successor incentive plans or such other incentive compensation arrangements as may be designated from time to time by the Compensation Committee of the Board of Directors of The Phoenix Companies, Inc., the Chief Executive Officer, or the Benefit Plans Committee.  The Incentive Compensation of any Participant who is an employee of Virtus Investment Partners, Inc. or its subsidiaries (except Goodwin Capital Advisers, Ltd.) shall be frozen, to the extent it is not already frozen, for all purposes at the end of business on the earlier of December 31, 2008 and the Spin-Off Date.

2.11

"Participant" means an employee who meets the eligibility requirements of Article III under the Supplemental Plan B.

2.12

"Participating Employer" means each corporation that has adopted this Supplemental Plan B with the consent of the Benefit Plans Committee in accordance with Article XII.

2.13

"Pension Equity Benefits" means the benefits provided under Appendix V of the Pension Plan.  The Pension Equity Benefits of any Participant who is an employee of Virtus Investment Partners, Inc. or its subsidiaries (except Goodwin Capital Advisers, Ltd.) shall be frozen, to the extent they are not already frozen, for all purposes at the end of business on the earlier of December 31, 2008 and the Spin-Off Date.

2.14

"Pension Plan" means The Phoenix Companies, Inc. Employee Pension Plan, a defined benefit pension plan maintained by the Employer, as it may be amended from time to time.

2.15

"Plan Administrator" means the Benefit Plans Committee or the person or committee designated as such by the Benefit Plans Committee.

2.16

"Rehired Participant" has the meaning ascribed thereto in Section 4.2.

2.17

“Retirement” means termination of service after having satisfied the age and/or service criteria to retire in accordance with the terms of the Pension Plan.

2.18

“Separation from Service” shall have the meaning set forth and described in the final regulations promulgated under Code section 409A.

2.19

"Supplemental Plan B" means The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan B as set forth in this document and as amended from time to time.

ARTICLE III.

ELIGIBILITY

3.1

Individuals who do not participate and are not eligible to participate in, or are no longer eligible to participate in, The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009, will be eligible to participate in this Supplemental Plan B in accordance with Section 3.2.

3.2

On or after August 1, 2004, any Highly Compensated Employee, as defined under the Pension Plan, of the Employer or any Participating Employer, that has been approved by the Chief Executive Officer of the Employer, whose retirement benefits under the Employee Pension Plan are limited by reason of the exclusion of Incentive Compensation or deferred compensation amounts from the definition of Earnings or the limitation set forth in Code section 401(a)(17) shall be eligible for benefits under this Supplemental Plan B effective as of the date so approved.

3.3

Effective as of the earlier of January 1, 2009 and the actual spin-off of Virtus Investment Partners, Inc. from The Phoenix companies, Inc. (the “Spin-Off Date”), the Employees of Virtus Investment Partners, Inc. (formerly Phoenix Investment Partners, Ltd.), Phoenix Equity Planning Corporation, Virtus Investment Advisers, Inc. (formerly Phoenix Investment Counsel, Inc.) and Zweig Advisers, LLC (formerly Phoenix/Zweig Advisers, LLC) (and any other predecessor or successor names assigned to these entities) shall no longer be eligible to actively participate in and accrue a benefit under the Plan.  The Accrued Benefits of these employees through October 31, 2008 shall be frozen and Earnings/Final Average Earnings/Incentive Compensation shall be frozen as of December 31, 2008.  Effective as of the earlier of January 1, 2009 and the Spin-Off Date, Virtus Investment Partners, Inc. (formerly Phoenix Investment Partners, Ltd.), Phoenix Equity Planning Corporation, Virtus Investment Advisers, Inc. (formerly Phoenix Investment Counsel, Inc.) and Zweig Advisers, LLC (formerly Phoenix/Zweig Advisers, LLC) (and any other predecessor or successor names assigned to these entities) shall no longer be Employers or Participating Employers for the purposes of the Plan.  Any new hires of Virtus Investment Partners, Inc. (except Goodwin Capital Advisers, Ltd.) after October 31, 2008 shall not be eligible to participate in the Plan.

ARTICLE IV.

BENEFITS

4.1

Actively At Work on or After August 1, 2004  The amount of benefits provided under this Supplemental Plan B effective July 1, 2007 for Participants actively at work on August 1, 2004 or thereafter shall be the excess of (a) over (b) where:

(a)

is the sum of:

(i)

the amount of benefit that would have been provided under the Pension Plan, excluding any Pension Equity Benefits, if the exclusion of Incentive Compensation or deferred compensation amounts from the definition of Earnings and the limitation set forth in Code section 401(a)(17) did not apply; provided, however, that in determining the amount of a Participant’s Final Average Earnings, the amount of Incentive Compensation which shall be taken into account shall be equal to such annual Incentive Compensation received by the Participant averaged over any three (3) years within the last seven (7) consecutive years that produces the highest average; and

(ii)

the amount of Pension Equity Benefits, if any, that would have been provided under the Pension Plan if the exclusion of deferred compensation from the calculation of the Pension Equity Benefits, if applicable, and the limitation set forth in Code section 401(a)(17) did not apply.

(b)

is the amount of benefits payable under the Pension Plan, including any Pension Equity Benefits.

4.2

Rehired Participant  Notwithstanding Section 4.1 to the contrary, in the event any Participant, including a Grandfathered Participant, terminates employment with or is no longer employed by  (i.e., transfers to a non-Participating Employer) the Employer or a Participating Employer and is rehired by the Employer or a Participating Employer following such termination or transfer (a "Rehired Participant"), for purposes of Sections 4.1(a)(i), the determination, if applicable, of the Rehired Participant's Final Average Earnings, including the amount of Incentive Compensation, shall be made as of the date of the Rehired Participant's initial termination or transfer.  Any Rehired Participant (including former Grandfathered Participants and former participants in The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2008) who has been re-approved pursuant to Section 3.2 shall accrue benefits on and after his or her rehire date solely under Section 4.1(a)(ii).

4.3

Benefits Not to Exceed What Could Have been Paid Under Pension Plan But for Limitations

(a)

Rehired or Transferred Participants. Notwithstanding Section 4.1 to the contrary, the amount of benefits payable to a Participant under this Supplemental   Plan B shall be reduced to the extent that the aggregate benefits payable to the Participant under the Pension Plan, the Excess Benefit Plan, The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2008, and this Supplemental Plan B exceeds the amount of benefits that would have been provided under the Pension Plan if the exclusion of Incentive Compensation and deferred compensation from the definition for Earnings, to the extent applicable, the limitation set forth in Code section 401(a)(17) and the limitation imposed by Code section 415   did not apply.

(b)

Newly Eligible Grandfathered Participants After June 30, 2007. If a Grandfathered Participant becomes a Participant in this Supplemental Plan B after   June 30, 2007, such Grandfathered Participant shall only accrue Pension Equity Benefits under Section 4.1(a)(ii) of this Supplemental Plan B.

4.4

Special Rules for Subsidiary Employees  The following special rules apply with respect to certain subsidiary employees:

(a)

To the extent that Section 4.1 requires the determination of the amount of benefits payable under the Pension Plan, only the benefit payable with respect to Service credited on and after January 1, 1993 shall be taken into account for purposes of calculating the benefit payable under this Supplemental Plan B to a Former Home Life Employee.

(b)

The amount of benefits payable under Section 4.1 to an Employee of PIC, PEPCO or PXP who was ineligible to participate in the Pension Plan for the period January 1, 1997, through December 31, 1999, shall be computed to include an additional amount equal to the difference between the benefit such officer actually accrued under the Pension Plan as of his or her Annuity Commencement Date and the benefit such officer would have accrued had he or she not been excluded from participation in the Pension Plan for such period.

4.5

Timing of Inclusion of Incentive Compensation   For purposes of Section 4.1(a)(i) above, Incentive Compensation shall be deemed Earnings with respect to the year in which such Incentive Compensation is actually paid or deferred.

4.6

No Modification of Pension Plan   Any benefit payable under the Pension Plan shall be solely in accordance with the terms and provisions thereof, and nothing in this Supplemental Plan B shall operate or be construed in a way to modify, amend or affect the terms and provisions of the Pension Plan.

4.7

Death Benefits  If the spouse or domestic partner of a Participant in the Supplemental Plan B is entitled to a death benefit under the Pension Plan, said spouse or domestic partner shall be entitled to receive from the Employer a death benefit under this Supplemental Plan B equal to the difference between (a) the death benefit that would be payable under the Pension Plan as of the date of the Participant’s death if such benefit were calculated based on the benefit described in this Article IV; and (b) the death benefit actually payable under the Pension Plan as of the date of the Participant’s death, calculated in accordance with the terms of the Pension Plan.  No death benefit other than that set forth in this Section 4.7 shall be payable under this Supplemental Plan B if a Participant dies prior to the commencement of benefit payments under this Supplemental Plan B.  Following the commencement of payments under this Supplemental Plan B, death benefits shall only be payable to the extent the Participant is receiving benefits in the form of a survivor benefit or an annuity or installments that has a period certain component and the minimum payment period has not lapsed.

ARTICLE V.

VESTING

5.1

Employees eligible to participate in this Supplemental Plan B on or after August 1, 2004,  shall have a vested interest in his or her Supplemental Plan B benefits upon such Participant’s attainment of Normal Retirement Age under the Pension Plan or on earlier termination of employment by death or disability as defined in the Pension Plan.  Prior to any such occurrence, the Participant shall have a vested interest in his or her benefits under this Supplemental Plan B in accordance with the following schedule:

Service at selection into SERP	Vesting Schedule	Full Vesting

Less than 5 years	0% immediate, 50% cliff at 5 years, then 10% per year	10 years for full vesting
5 years but less than 6	10% immediate, then 10% per year	9 years for full vesting
6 years but less than 7	20% immediate, then 10% per year	8 years for full vesting
7 years but less than 8	30% immediate, then 10% per year	7 years for full vesting
8 years but less than 9	40% immediate, then 10% per year	6 years for full vesting
9 years but less than 20	50% immediate, then 10% per year	5 years for full vesting
20 years or more	100% immediate vesting

5.2

Effective as of the earlier of January 1, 2009 and the Spin-Off Date, any Participant whose Accrued Benefit is frozen because he or she is an employee of Virtus Investment Partners, Inc. and a Participant in the Plan shall be 100% vested in his or her Accrued Benefit under the Plan through the earlier of his or her termination of employment or December 31, 2008.  In addition, any Participant, who was involuntarily terminated not for cause on or after January 1, 2008 through December 31, 2008, who had or has a non-vested Accrued Benefit in the Plan on his or her termination of employment date, shall be fully vested in his or her Accrued Benefit as of his or her termination of employment date.

ARTICLE VI. DISTRIBUTIONS

6.1

Payments in Accordance with Pension Plan  Except as otherwise expressly provided in Section 6.7, with respect to any Participant whose benefits under the Pension Plan become payable prior to January 1, 2009, payment of a Participant’s Accrued Benefit shall be made in the same form and manner and at the same time as is applicable or elected under the Employee Pension Plan.

6.2

Default Provisions for Payments After 2008

(a)

Traditional or Non-Pension Equity Benefits  Except for vested Participants whose Separation from Service (including Retirement) occurred prior to January 1, 2009 and their payments have not commenced prior to January 1, 2009, with respect to any Participant whose benefits under the Pension Plan do not become payable prior to January 1, 2009, unless a Participant otherwise elects in accordance with the   procedures set forth in this Article VI, payment of  a Participant’s Accrued Benefit attributable to non-Pension Equity Benefits shall commence at the later of (i) the date the Participant incurs a Separation from Service, or (ii)   the earlier of (a) the date the Participant attains age 55 with 10 years of

Vesting Service (or, with respect to a Participant who dies prior to age 55, the date the Participant would have attained age 55), or (b) age 65 (the later of (i) and (ii) to be known as the “Pension Commencement Date”, which does not include the six-month wait period), and shall be made in the form of a single life annuity.  For vested Participants whose Separation from Service occurred prior to January 1, 2009 and whose payments have not commenced prior to January 1, 2009 and do not   include Pension Equity Benefits, payment of the portion of the Participant’s Accrued Benefit attributable to service prior to January 1, 2005 shall be made in the same form and manner and at the same time as is applicable or elected under the Employee Pension Plan and payment of the portion of the Participant’s Accrued Benefit attributable to service subsequent to December 31, 2004 shall commence on the Pension Commencement Date in the form in the form of a single life annuity unless they elect among the actuarially-equivalent annuity payment options listed in Section 6.4(a)(i).

(b)

Pension Equity Benefits  Unless a Participant otherwise elects in accordance with the procedures set forth in this Article VI, payment of a Participant’s Accrued Benefit attributable to Pension Equity Benefits shall commence at the date the Participant incurs a Separation from Service and shall be made in a lump sum. With regard to a Participant that has Separated from Service prior to January 1, 2009, unless the Participant otherwise elects in accordance with the procedures set forth in this Article VI, payment of the Participant’s Accrued Benefit attributable to Pension Equity Benefits shall commence January 1, 2009 and shall be made in a lump sum.

6.3

Elections of Payment Forms  A Participant who (a) is not a terminated vested Participant prior to January 1, 2009, and (b) is not described in Section 6.1 may elect (i) at any time prior to January 1, 2009, or (ii) within 30 days of the date that the Participant first becomes eligible for this Supplemental Plan B (or any other plans aggregated with this Supplemental Plan B in accordance with Code section 409A) after December 31, 2008, to have payment of his or her Accrued Benefit in one of the optional forms set forth in Section 6.4, to commence at  the times set forth in Section 6.2. Additionally, a Participant who (a) is a terminated vested Participant prior to January 1, 2009 and (b) has Pension Equity Benefits that have not commenced prior to January 1, 2009, may elect at any time prior to January 1, 2009 to have payment of his or her Pension Equity Benefits in one of the optional forms set forth in Section 6.4(b), to commence January 1, 2009.

6.4     Optional Forms of Payments  Payment of a Participant’s Accrued Benefit shall be payable in whichever of the following forms the Participant shall elect:

(a)     Traditional or Non-Pension Equity Benefits

(i) Life Annuity   The Participant may elect to receive payment in one of the following actuarially equivalent optional forms of life annuities:  straight life annuity; joint and 50%, 66 2/3%, 75% or 100% survivor annuity, straight life annuity with 10 years certain, and joint and 50% or 100% survivor with 10 years certain;  or

Short-Term Installments  The Participant may elect to receive payment of his or her Accrued Benefit attributable to Non-Pension Equity Benefits in three-year certain installments (that is, in equal annual payments over a period of three calendar years; no interest will be credited and paid during the installment period).

The assumptions used to calculate the value of the three-year installment benefit will be based on the assumptions utilized for the end of year (calendar year immediately preceding the Pension Commencement Date)  disclosure for projected benefit obligations under FAS 158.

(b)

Pension Equity Benefits

(i) Life Annuity   The Participant may elect to receive payment in one of the following actuarially equivalent optional forms of life annuities:  straight life annuity; joint and 50%, 66 2/3%, 75% or 100% survivor annuity, straight life annuity with 10 years certain, and joint and 50% or 100% survivor with 10 years certain.

The factors used to determine the Pension Equity annuity benefits above are based on the same factors used in the Pension Plan. If you elect the annuity option for your Pension Equity benefits, the determination of the actual annuity amount will be based on the factors in effect for the year of the Pension Commencement Date and on the type of annuity that you choose at that time.

(ii) Lump Sum     The Participant may elect to receive a lump sum cash payment of his or her Pension Equity Benefits.

6.5  Accrued Benefit Distribution Provisions Notwithstanding any provision  in this Supplemental Plan B to the contrary, the commencement date of any benefit that would otherwise have occurred prior to the six month anniversary of the Participant’s Separation from Service shall be postponed until the earlier to occur of (i) such six month anniversary and (ii) the first day of the month following the Participant’s death, and the amount payable to the Participant under the form of payment determined in accordance with this Article VI shall, unless otherwise determined by the Plan Administrator, be credited with interest for any such postponement period based upon an interest rate determined solely by the Plan Administrator .

6.6  Change in Form of Life Annuity  If a Participant’s Accrued Benefit is payable in the form of a life annuity described in Section 6.3(a), whether pursuant to Section 6.2 or 6.3, at any time prior to the date the Participant’s Accrued Benefits would commence to be paid hereunder, the Participant may elect on a form approved by the Plan Administrator and received by the Plan Administrator or an administrator approved by the Plan Administrator, to change the form of life annuity under which such Accrued Benefit is payable.

6.7  Mandatory Distributions of Small Accrued Benefits   If the Actuarial Equivalent value of the Participant’s Accrued Benefit under this Supplemental Plan B is equal to $25,000 or less on his or her Separation from Service, then, notwithstanding anything else contained herein to the contrary, including the Participant’s elections, the Participant will receive a lump sum payment of his or her Accrued Benefit within 90 days after his or her Separation from Service.

6.8  Suspension of Benefits   If a Participant who has incurred a Separation of Service is re-employed or re-hired, any benefits which have commenced payment prior to such re-employment or re-hire shall continue to be paid, and any benefits that have not commenced to be paid shall still be paid at the time that they would have been paid, without regard to the change in the Participant’s employment status.

ARTICLE VII. CLAIMS FOR BENEFITS

7.1

Claims Procedure   Claims for benefits under the Supplemental Plan B may be filed with the Plan Administrator on forms supplied by the Plan Administrator.  Written or electronic notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application is filed (or within one hundred eighty (180) days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances are communicated to the claimant within the initial ninety (90)-day period).  In the event the claim is wholly or partially denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Supplemental Plan B on which the decision is based shall be cited, and, where appropriate, a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, will be provided.  In addition, the claimant shall be furnished with an explanation of the Supplemental Plan B's claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.  A claimant must exhaust the claims procedure under this Supplemental Plan B and request a review of a denied claim in accordance with the procedures described in the following paragraph before the claimant is permitted to bring a civil action for benefits.

Any Employee, former Employee, or authorized representative or Beneficiary of either, who has been denied a benefit, in whole or in part, by a decision of the Plan Administrator shall be entitled to request the Plan Administrator to give further consideration to his claim by filing with the Plan Administrator (on a form which may be obtained from the Plan Administrator) a request for review.  Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Plan Administrator no later than sixty (60) days after receipt of the notification provided for above.  If such request is so filed, the claimant or his representative may submit written comments, documents, records and other information relating to the claim to the Plan Administrator within sixty (60) days after receipt of the notification provided for above.  The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Plan Administrator shall provide the claimant or his representative with written or electronic notice of the final decision as to the allowance of the claim within sixty (60) days of receipt of the request for review (or within one hundred twenty (120) days if special circumstances requires an extension of time for processing the request and if written notice of such extension and circumstances is given to the claimant or his representative within the initial sixty (60)-day period).  Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Supplemental Plan B provisions on which the decision is based, a statement of the claimant or his representative’s right to bring a civil action under ERISA section 502(a) and a statement that the claimant or his Beneficiary is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits.  A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Supplemental Plan B and that Supplemental Plan B provisions have been applied consistently with respect to similarly situated claimants.

7.2

Full Satisfaction, Release, Special Payment Rules   Any payment to any Participant, or to such Participant’s legal representative or Beneficiary, in accordance with the provisions of this Supplemental Plan B, shall be in full satisfaction of all claims hereunder against the Employer.  The Plan Administrator may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as it shall determine.  If the Plan Administrator shall receive evidence satisfactory to the Plan Administrator that any payee under this Supplemental Plan B is a minor, or is legally, physically, or mentally incompetent to receive and to give valid release for any payment due him or her under this Supplemental Plan B, any such payment, or any part thereof, may, unless claim therefor shall have been made to the Plan Administrator by a duly appointed executor, administrator, guardian, committee, or other legal representative of such payee, be paid by the Plan Administrator to such payee’s spouse, child, parent or other blood relative, or to any person, persons or institutions deemed by the Plan Administrator to have incurred expense for or on behalf of such payee, and any payment so made shall, to the extent thereof, be in full settlement of all liability in respect of such payee.  If a dispute arises as to the proper recipient of any payments, the Plan Administrator in its sole discretion may withhold or cause to be withheld such payments until the dispute shall have been determined by a court of competent jurisdiction or shall have been settled by the parties concerned.  Subject to the immediately preceding sentence, if the responsible party/payee does not execute the receipt and release within 60 days of the distribution trigger date, the Accrued Benefit shall be forfeited at the end of the sixtieth day and shall not be eligible for reinstatement.

7.3

If any benefits payable under this Supplemental Plan B to a Participant, or to such Participant’s legal representative or Beneficiary, cannot be paid by reason that such person cannot be located by the later of (i) the last day of the calendar year in which the payment was due and (ii) the 15th day of the third calendar month following the date specified under the Plan after reasonable efforts have been made to locate such person, such benefits shall be forfeited and returned to the Employer.

ARTICLE VIII. AMENDMENT AND TERMINATION

8.1

Amendment   The Benefit Plans Committee shall have the right to amend this Supplemental Plan B at any time and from time to time, including a retroactive amendment, by resolution adopted by it at a meeting duly called or by unanimous written consent in accordance with the Employer’s Articles of Incorporation, Bylaws and applicable law.  Any such amendment shall become effective upon the date stated therein, and shall be binding on all Participants and Beneficiaries, except as otherwise provided in such amendment; provided, however that, except with respect to an amendment described in Section 10.1, no amendment

(i) shall result in or cause an acceleration of payments or benefits under the Plan or (ii) shall, without the express written consent of such Participant, reduce or otherwise adversely affect the Participant Accrued Benefit as of the date of such amendment.

8.2

Termination   The Employer has established this Supplemental Plan B with the bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect.  However, the Employer, in its sole discretion, reserves the right to terminate the Supplemental Plan B in its entirety at any time without the consent of any Participant; provided, however, that no such termination shall (i) result in or cause an acceleration of payments or benefits under this Supplemental Plan B, unless the termination satisfies the Code section 409A safe harbor summarized in the last sentence of this Section 8.2, or (ii) without the express written consent of such Participant, reduce or otherwise adversely affect the Participant’s Accrued Benefit as of the date of such termination.  Any such termination shall be accomplished by resolution of the Benefit Plans Committee adopted at a meeting duly called or by unanimous written consent in accordance with the Employer’s Articles of Incorporation, Bylaws and applicable law.  Payments under this Supplemental Plan B may be accelerated upon plan termination only if:

(i)

the Employer is terminating an entire category of aggregated plans, that is, all other plans of a similar type (i.e., that are required to be aggregated with the terminating plan under the Code section 409A final regulations);

(ii)

all payments to the Directors as a result of the plan termination are not made until at least twelve (12) months after action taken to terminate the plan is taken, that is, all payments must be made between 13 and 24 months after the date such action is taken; and

(iii)

no similar successor plan can be established within three (3) years following the date the action to terminate the plan was taken.

ARTICLE IX. SOURCE OF BENEFIT PAYMENTS

9.1

Unfunded Plan  No special or separate fund shall be established by the Employer and no segregation of assets shall be made to assure the payment of benefits under the Supplemental Plan B. No Participant shall have any right, title, or interest whatsoever in any specific asset of the Employer.  Nothing contained in this Supplemental Plan B and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer and a Participant or any other person.  To the extent that any person acquires a right to receive payments under this Supplemental Plan B, such right shall be no greater than the right of an unsecured general creditor of the Employer.

ARTICLE X. CODE SECTION 409A MISCELLANEOUS PROVISIONS

10.1

Interpretation Consistent with Code Section 409A The intent is that payments and benefits under this Supplemental Plan B comply with Code section 409A and, accordingly, to the maximum extent permitted, this Supplemental Plan B shall be interpreted to be in compliance therewith.  If any provision of this Supplemental Plan B would cause the Participant to incur any additional tax or interest under Code section 409A, the Benefit Plans Committee, to the extent feasible, shall reform such provision to try to comply with Code section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code section 409A.  To the extent that any provision hereof is modified to comply with Code section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision of this Supplemental Plan B without violating the provisions of Code section 409A.

ARTICLE XI. GENERAL

11.1

Benefits Non-Alienable   To the extent permitted by law, the right of any Participant or Beneficiary to any benefit or payment hereunder shall not be subject in any manner to attachment or other legal process, and no such benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment, or encumbrance.

11.2

Plan Administration   The Supplemental Plan B shall be operated and administered by the Plan Administrator or its duly authorized representative.  The Plan Administrator may delegate any or all of its administrative authority to any officer or employee or committee of officers or employees as it shall designate.  The Plan Administrator shall have sole discretionary authority to determine all questions arising in connection with the Supplemental Plan B, to interpret the provisions of the Supplemental Plan B and to construe all of its terms, to adopt, amend and rescind rules and regulations for the administration of the Supplemental Plan B and to make all determinations in connection with the Supplemental Plan B as may be necessary or advisable. All such actions of the Plan Administrator shall be conclusive and binding on all persons.

11.3

Governing Law   This Supplemental Plan B shall be governed by and construed in accordance with the laws of the State of Connecticut other than and without reference to any provisions of such laws regarding choice of laws or conflict of laws, to the extent such laws are not pre-empted by the Employee Retirement Income Security Act of 1974, as amended.

11.4

No Right to Continued Employment   The establishment of this Supplemental Plan B shall not be construed as giving to any Participant, Employee or any person whomsoever, any legal, equitable or other rights against the Employer, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any interest in the assets or business of the Employer or giving any Employee the right to be retained in the employment of the Employer.  All Employees and Participants shall be subject to discharge to the same extent they would have been if this Supplemental Plan B had never been adopted.

11.5

Tax Withholding   The Employer may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payments and such sums as the Employer may reasonably estimate are necessary to cover taxes for which the Employer may be liable and which may be assessed with regard to such payment.

11.6

Severability   The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.

ARTICLE XII. PARTICIPATING EMPLOYERS

12.1

Adoption of Supplemental Plan B by Other Employers  With the consent of the Benefit Plans Committee, any other corporation may adopt the Supplemental Plan B and all of the provisions hereof and participate herein as a Participating Employer by a properly executed document evidencing said intent and will of such Participating Employer.

12.2

Requirements of Participating Employers

(a)

Benefits payable under the Supplemental Plan B to employees of the Participating Employer are funded through the Participating Employer’s general assets.  The Participating Employer agrees to pay and assumes all liability with respect to all benefits payable under the Supplemental Plan B to past, present and future employees of the Participating Employer, their spouses and other dependents and beneficiaries in accordance with the terms of the Supplemental Plan B.  Notwithstanding the foregoing, Phoenix Life Insurance Company and not Phoenix Equity Planning Corporation nor Phoenix Investment Counsel, Inc. shall pay and assume liability for benefits payable under the Supplemental Plan B to Employees of Phoenix Equity Planning Corporation and Phoenix Investment Counsel, Inc. with respect to service completed before January 1, 1996.

(b)

The Plan Administrator shall keep separate books and records concerning the contributions and benefits payable under the Supplemental Plan B with respect to the Participating Employer and the employees of the Participating Employer.

(c)

The Participating Employer shall pay to Phoenix Life Insurance Company its proportionate share of any administrative expenses of the Supplemental Plan B which are to be paid by the Employer.

12.3

Designation of Agent   Each Participating Employer shall be deemed to have designated irrevocably the Benefit Plans Committee and the Plan Administrator as its agents.

12.4

Delegation of Power to Amend   Each Participating Employer hereby delegates to the Benefit Plans Committee the right at any time to amend the Supplemental Plan B in accordance with the terms of the Supplemental Plan B, provided that any such amendment could not affect the Participating Employer’s share of the cost of the Supplemental Plan B.  If an amendment could significantly affect the Participating Employer’s share of the cost of the Supplemental Plan B, then such amendment shall not be effective with respect to the Participating Employer until approved by the Participating Employer.

12.5

Withdrawal of a Participating Employer  Subject to Section 8.2, a Participating Employer may terminate its participation in the Supplemental Plan B by giving the Benefit Plans Committee prior written notice specifying a termination date which shall be the last day of a month at least 30 days subsequent to the date such notice is delivered to the Benefit Plans Committee, unless such withdrawal is not permitted under the law wherein such notice of withdrawal will not be honored or the Benefit Plans Committee shall have waived its right to such notice.  The Benefit Plans Committee may terminate a Participating Employer’s participation in this Supplemental Plan B as of any termination date by giving the Participating Employer prior written notice specifying a termination date which shall be the last day of a month at least 30 days subsequent to the date such notice is delivered to the Participating Employer, unless the Participating Employer shall have waived its right to such notice.  Notwithstanding the foregoing provisions of this Section 12.5, in no event shall the withdrawal by, or the termination of the participation of, any such Participating Employer result in an acceleration of the timing of distributions under this Plan, unless (and solely to the extent) permitted under Code section 409A or the regulations and interpretations thereunder.

12.6

Plan Administrator’s Authority   The Plan Administrator shall have all of the duties and responsibilities authorized by this Supplemental Plan B and shall have the authority to make any and all rules, regulations and decisions necessary or appropriate to effectuate the terms of this Supplemental Plan B, which shall be binding upon each Participating Employer and all Participants.

IN WITNESS WHEREOF, this Amended and Restated Plan is adopted this 23rd day of December, 2008.

On Behalf of
Thee Phoenix Companies, Inc.
Benefit Plans Committee

/s/ BONNIE J. MALLEY
Bonnie J. Malley
Executive Vice President
Human Resources and Corporate Services